--------
 FORM 4
--------                             U.S. SECURITIES AND EXCHANGE COMMISSION                   /-----------------------------------/
                                             Washington, DC. 20549                             /        OMB APPROVAL               /
[_] Check this box if                                                                          /-----------------------------------/
    no longer subject             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 / OMB Number               3235-0287/
    to Section 16.                                                                             / Expires         September 30, 1998/
    Form 4 or Form 5           Filed pursuant to Section 16(a) of the Securities               / Estimated average burden          /
    obligations may               Exchange Act of 1934, Section 17(a) of the                   / hours per response............ 0.5/
    continue. See                Public Utility Holding Company Act of 1935 or                 /-----------------------------------/
    Instruction 1(b).        Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person

Elzweig                      Gary                              H.
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   (Last)                      (First)                        (Middle)

P.O. Box 15991
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                                   (Street)

Plantation                        Florida                           33313
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        (City)                      (State)                           (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

                 U.S. LABORATORIES INC. (USLB)
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3.  IRS or Social security Number of Reporting Person (Voluntary)
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4.  Statement for Month/Year

    May 2001
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer (Check all applicable)

     X  Director                            ___ 10% Owner
    ---

     X  Officer                             ___ Other (specify below)
    --- (give title below)         Executive Vice President
                                   ------------------------
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7.  Individual or Joint/Group Filing (Check Applicable Line)
      X  Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of           2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   Security              action     action          or Disposed of (D)                Securities           ship          of In-
   (Instr. 3)            Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
                         (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V     Amount      (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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

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Common Stock          05/17/01     M               30,000       A        $6.00        135,000               D
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

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           --------------------------------------------------
                                                                           Code      V                 (A)         (D)

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

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Warrants                           $6.00               05/17/01            M                                      30,000
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

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                           6. Date Exer-        7. Title and Amount of    8. Price    9. Number       10. Owner-      11. Nature
                              cisable and          Underlying Securities     of          of Deriv-        ship            of In-
                              Expiration           (Instr. 3 and 4)          Deriv-      ative            Form            direct
                              Date (Month/Day/                               ative       Secur-           of De-          Bene-
                              Year)                                          Secur-      ities            rivative        ficial
                                                                             ity         Bene-            Security;       Owner-
                                                                             (Instr.     ficially         Direct (D)      ship
                            --------------------------------------------     5)          Owned            or Indirect     (Instr.
                            Date     Expira-              Amount or                      at End           (I)             4
                            Exer-    tion         Title   Number of                      of               (Instr. 4)
                            cisable  Date                 Shares                         Month
                                                                                         (Instr. 4)
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

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                                               Common
                          01/01/01  11/01/01   Stock      30,000                             0               D
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

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                         /s/ Gary Elzweig                        June 7, 2001
                         -----------------------------------     ------------
                             **Signature of Reporting Person             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If this form is filed by more than one reporting person, see
Instruction 4(b)(v).